EXHIBIT 99.3

September 27, 2002

Editor
New York Times
229 W. 43rd Street
New York, NY  10036-3959

Dear Editors:

On behalf of El Paso Corporation, I want to express the company's concern with the editorial entitled, "California Culprits" that appeared in the New York Times on September
26. El Paso emphatically denies that it withheld capacity on its system for any reason, including market manipulation as your editorial piece suggests.

The Times did not address the extensive factual and material inconsistencies raised by the FERC Administrative Law
Judge's proposed decision. Even more troubling, however, is the paper's apparent lack of concern over the public safety implications of the judge's decision.

The Judge found that the pipeline should have operated at a higher operating pressure and should have performed maintenance at different times than it did. This Monday-morning quarterbacking is not the test in this case or in any judgment concerning critical issues of market manipulation and public policy. We believe the test to be applied is whether the company acted prudently in the interest of public and pipeline safety. We are confident that El Paso clearly passed this test.

We operate our pipeline at or near Maximum Allowable Operating Pressure (MAOP) when operational conditions permit us to do so. MAOP is a safety limit, not an operating requirement. Requiring a pipeline to operate at or near MAOP on a sustained basis without regard to operational, safety or reliability concerns is akin to requiring all motorists to drive 65 miles an hour at all times, regardless of road and weather conditions. El Paso has operated its pipeline safely and prudently in accordance with all applicable regulations, including a Department of Transportation Corrective Action Order relating to an August 2000 rupture. We will vigorously challenge the Judge's finding before the full Commission and are confident of ultimate vindication.

We are available at any time to discuss the company's business as well as this flawed proposed decision. We hope that you will further review this matter and consider the full record in the future.

Respectfully,


/s/ William A. Wise